                                                            Exhibit 11


                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

                  COMPUTATION OF PER SHARE EARNINGS



                                                              Three Months Ended
                                                                   June 30,
In Millions of Dollars (except per share amounts)             1996           1995

Net Income                                             $        259   $        218
Preferred Stock Dividend Requirement                              8              7

Earnings applicable to Common Stock                             251            211
ESOP Convertible Preferred Stock adjustment                       6              5

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        257   $        216

Average number of common shares and common stock
  equivalents outstanding during period (four month-
  end average)                                          131,162,539    130,964,343
Fully diluted average number of common shares and
  common stock equivalents outstanding during period
  (four month-end average)                              131,408,573    131,294,781

Primary earnings per common share                      $       1.96   $       1.65
Fully diluted earnings per common share (Note 1)       $       1.96   $       1.64




Note 1 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.
/TABLE

                                                            Exhibit 11


                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

                  COMPUTATION OF PER SHARE EARNINGS



                                                               Six Months Ended
                                                                   June 30,
In Millions of Dollars (except per share amounts)             1996           1995

Net Income                                             $        423   $        353
Preferred Stock Dividend Requirement                             15             13

Earnings applicable to Common Stock                             408            340
ESOP Convertible Preferred Stock adjustment                      12             10

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        420   $        350

Average number of common shares and common stock
  equivalents outstanding during period (seven month-
  end average)                                          131,156,935    130,376,338
Fully diluted average number of common shares and
  common stock equivalents outstanding during period
  (seven month-end average)                             131,581,328    131,125,451

Primary earnings per common share                      $       3.20   $       2.68
Fully diluted earnings per common share (Note 1)       $       3.19   $       2.67




Note 1 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.
/TABLE